UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2021

Ring Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36057	90-0406406
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1725 Hughes Landing Blvd. Suite 900

The Woodlands, TX 77380

(Address of Principal Executive Offices)

(281) 397-3699

Registrant’s Telephone Number, Including Area Code

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Appointment of Mr. Travis Thomas as Chief Financial Officer

On March 24, 2021, Ring Energy, Inc. (the “Company”) announced the appointment of Travis Thomas as Chief Financial Officer, effective March 24, 2021. Mr. Thomas will succeed Randy Broaddrick, who has served the Company as Chief Financial Officer since its reverse merger with Stanford Energy in 2012.

Mr. Thomas, age 43, most recently served as the Company’s Vice President of Finance beginning in October 2020. Prior to joining the Company, Mr. Thomas served as Chief Accounting Officer and Treasurer at Paradox Resources, LLC from February 2019 to October 2020, where he was responsible for all financial affairs of the company. Mr. Thomas served as Vice President of Finance of Yuma Energy from 2016 to 2019. From 2012 to 2016, he served as Vice President of Finance of New Prospect Company. Mr. Thomas has a Bachelor of Business Administration in Finance with a major in Finance from the McCombs School of Business at the University of Texas at Austin and is a member of several industry organizations including the Petroleum Accountant Society of Houston and the Houston Energy Finance Group

Mr. Thomas has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Thomas has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Thomas was not appointed as the Company’s Chief Financial pursuant to any arrangement or understanding with any other person.

Mr. Thomas has an employment agreement with the Company. The term of the employment agreement will continue until employment is terminated by either Mr. Thomas or the Company. Mr. Thomas will receive a minimum base salary at an annual rate of $290,000. The base salary will be reviewed annually by the Board of Directors (the “Board”) and may be adjusted upward in the Board’s sole discretion, but not downward.

For each calendar year during Mr. Thomas’ employment term, Mr. Thomas will be eligible to (i) participate in an annual incentive compensation plan of the Company, and (ii) receive annual long-term equity incentive awards under the Company’s 2013 Long-Term Incentive Plan or any successor plan, with a target value equal to a percentage of base salary, determined by the Board (based on the grant date value of any such award), based on the achievement of performance goals established by the Board in its sole discretion under any incentive compensation plan or arrangement as may be established by the Board from time to time.

Mr. Thomas received a sign-on equity grant of 150,000 shares of the Company’s restricted stock awarded on Mr. Thomas’ first day of employment (the “Award Date”), and the restricted stock shall have a three-year vesting period, such vesting period to begin on the Award Date, and shall be subject to the terms and conditions of the award agreements pursuant to which they are granted.

Mr. Thomas will also be subject to certain non-competition and non-solicitation restrictions for a period of one year following any termination of employment, as well as certain confidentiality restrictions that apply indefinitely.

The foregoing description of the employment agreement with Mr. Thomas is not complete and is subject in its entirety by reference to the terms of such agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events

On March 24, 2021, the Company issued a press release announcing the change in leadership. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment and Severance Agreement by and between the Company and Travis Thomas.
99.1	Press release dated March 24, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Ring Energy, Inc.

Dated: March 26, 2021	By:	/s/ Paul D. McKinney
Name: Paul D. McKinney
Title: Chief Executive Officer